Alkame Holdings, Inc.,

Your company has been labeled with Caveat Emptor at http://www.otcmarkets.com/stock/ALKM/quote as a warning to investors for the following reason:

Public Interest Concern: OTC Markets Group has become aware of promotion regarding your security having the effect of encouraging trading of your securities in the OTC market. As a matter of policy, when it has come to the attention of OTC Markets that a security has been the subject of extreme promotion, OTC Markets may at its discretion label a security "Caveat Emptor." Promotional activities may include spam emails or mails, news releases and/or newsletters, whether they are published by the issuer or a third party.

The Caveat Emptor symbol (a Skull and Crossbones icon) will remain on the company profile until OTC Market Group believes there is no longer a public interest concern and the company remains qualified for either OTC Pink Current Information or OTCQB.

Companies can maintain their tier by doing the following:

SEC Reporting companies must be current in their reporting obligations to the SEC through the EDGAR system.

During the time it is labeled Caveat Emptor; quotations will not be published on otcmarkets.com for any security that is not in OTC Pink Current Information or OTCQB.

If you need further information, contact Issuer Services at issuers@otcmarkets.com or (212) 896-4420.

Thank you,

Issuer Services

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New York, NY 10013-1015

T +1 (212) 896-4420 | F + 1 (212) 652-5920

issuers@otcmarkets.com